Exhibit 99.1

HANSEN MEDICAL REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Record Procedure Growth and Catheter Sales;

Development Milestones Continue Toward 2011 Vascular Robotic System Launch in U.S. and Europe

MOUNTAIN VIEW, CA. – February 23, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported business highlights and financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter Summary and Recent Business Highlights

•

New Agreements with Philips on Fiber Optic Shape Sensing and Localization (FOSSL) technology: Upfront payment of $29 million received February 3, 2011, and up to an additional $78 million in future payments, for non-robotic rights

•	Sensei® Robotic Catheter Systems: Shipped 3 systems (2 U.S. and 1 internationally); recognized revenue on 2 systems

•	Growth in Catheter Sales: Record 666 catheters, up 15% sequentially and 24% over fourth quarter 2009

•	Growth in Procedures: Record 647 procedures, up 3% sequentially and 34% over fourth quarter 2009

•	New Product: Commercial launch of Lynx® Irrigated Ablation Catheter in Europe

•	U.S. Clinical Trial Approval: Unconditional IDE approval from FDA for ARTISAN™ clinical trial

•	Strengthened Leadership Team: Vice Presidents for US Commercial Sales (announced January 25, 2011), Engineering, and Training and Clinical Affairs

•	Unveiled New Flexible Catheter Vascular Robotic System: VEITHsymposium™ panel presentation

•	New Facility in London: Opened new European headquarters and clinical education center to accelerate adoption of Lynx Catheter and support expected launch of flexible catheter vascular system

•	Reduced Operating Expenses and Use of Cash: Operating expenses decreased $3.0 million vs. fourth quarter of 2009; Cash used in operations decreased $5.0 million vs. fourth quarter of 2009

Full Year 2010 Summary

•

Sensei® Robotic Catheter Systems: Shipped 16 systems (U.S. 9, International 7); recognized revenue on 12 systems (U.S. 7, International 5). 16 systems in deferred revenue. Since commercial launch in mid-2007, shipped 97 systems worldwide

•	Growth in Catheter Sales: Record 2,439 catheters, up 9% year over year

•	Growth in Procedures: Record 2,474 procedures performed, up 50% year over year and more procedures than all of 2007, 2008 and 2009 combined

•	New Products: Lynx Irrigated Ablation Catheter in Europe and integration with St. Jude Medical’s next generation EnSite Velocity Cardiac Mapping System™

•	Growing Body of Published Clinical Data in Electrophysiology (EP): Multiple clinical studies on-going, with nearly 5,000 arrhythmia procedures performed since first commercial launch

•	New Flexible Catheter Vascular Robotic System: Successful completion of first-in-man clinical study

•	Reduced Operating Expenses and Use of Cash: Operating expenses decreased $20.4 million vs. 2009; Cash used in operations decreased $10.1 million vs. 2009

•	Reduced Net Loss: $37.9 million in 2010 vs. $52.4 million in 2009, down 28%

“2010 was a transformational year for Hansen Medical, as we delivered on the foundational elements that we believe are necessary to reach commercial excellence in the coming year and beyond,” said Bruce Barclay, president and chief executive officer of Hansen Medical. “In fulfillment of several commitments made early in my tenure, we launched new products, including our new Lynx irrigated ablation catheter, received unconditional approval for an IDE study for Atrial Fibrillation (AF), completed a first-in-man clinical study with our flexible catheter vascular system, expanded our relationship with key business partners that included deepening our relationship with Philips, expanded our intellectual property portfolio, and appointed talented industry executives to execute on our strategic initiatives. We are beginning 2011 with positive momentum and a strengthened balance sheet, excited about the approaching commercial launch of our flexible catheter vascular system which we expect will accelerate market adoption of flexible robotics and expand our customer base over the coming 12 months.”

2010 Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2010 was $3.5 million compared to revenue of $7.2 million in the same period in 2009. Procedures performed in the period with company products grew to a record 647 worldwide. During the fourth quarter, the company recognized revenue on two Sensei Robotic Systems as well as shipment of 666 catheters. The company shipped a total of three systems all of which will be recognized as revenue as they are installed and physicians are trained. As of December 31, 2010, the company had a total deferred revenue balance of $11.6 million that includes shipment of 16 Sensei systems that have not been recognized as revenue.

Cost of revenues for this year’s fourth quarter was $3.5 million and included non-cash stock compensation expense of $202,000. As a result, gross profit for the quarter was $(59,000) and gross margin was negative 1.7 percent. This compares to gross profit of $2.4 million and gross margin of 33.2 percent for the same period in 2009, which included non-cash stock compensation expense of $170,000.

Research and development expenses for the fourth quarter 2010, including non-cash stock compensation expense of $401,000, were $3.2 million, compared to $4.3 million for the same period in 2009, which included non-cash stock compensation expense of $503,000. The decrease in research and development expenses was primarily the result of an offset to the company’s research and development costs arising from the financial accounting for the company’s receipt of a product development milestone payment under the joint development agreement with Philips.

Selling, general and administrative expenses for the fourth quarter of 2010, including non-cash stock compensation expense of $807,000, were $7.6 million, compared to $9.4 million for the same period in 2009, which included non-cash stock compensation expense of $577,000. The decrease in selling, general and administrative expenses was primarily due to decreased employee-related expenses and a decrease in legal costs primarily associated with the Luna litigation in 2009.

Net loss for the fourth quarter 2010, including total non-cash stock compensation expense of $1.4 million, was $11.0 million, or $0.20 loss per share, based on average shares outstanding of 53.8 million shares. This compares favorably with a net loss for the fourth quarter of 2009, including non-cash stock compensation expense of $1.3 million, of $11.7 million, or $0.31 loss per share, based on average shares outstanding of 37.5 million shares.

Cash, cash equivalents and short-term investments as of December 31, 2010 were $28.0 million, compared to $28.3 million as of December 31, 2009. The flat cash balance is due primarily to the net proceeds of approximately $29.8 million raised from the public offering completed in April 2010 largely offset by the expenses of the company’s operations during 2010.

2010 Full-Year Financial Results

Total revenue for the year ended December 31, 2010 was $16.6 million, compared to $22.2 million for 2009. The company shipped 16 Sensei Robotic Catheter Systems, 2,439 catheters and recorded 2,474 Sensei procedures in 2010 compared to 26 Sensei Robotic Catheter Systems, 2,243 catheters and 1,652 Sensei procedures in 2009. The company’s net loss for 2010, including non-cash stock compensation expense of $5.0 million, was $37.9 million, or $0.78 loss per basic and diluted share, based on an average basic and diluted shares outstanding of 48.9 million. This compares favorably to a net loss of $52.4 million, or $1.55 loss per basic and diluted share, based on an average basic and diluted shares outstanding of 33.9 million, for 2009, which included non-cash stock compensation expense of $7.4 million.

Full Year 2011 Outlook

The company will continue to focus on its three strategic initiatives in 2011: growing the electrophysiology (EP) business, developing and launching the vascular platform, and achieving operational excellence. The company has already delivered on one of its previously communicated 2011 outlook items, namely the execution of new agreements with Philips for the FOSSL technology. While the company anticipates Sensei system shipments in 2011, given the uncertainty of timing of those shipments, the company will not currently be providing specific guidance. The company expects continued good growth in catheter shipments and procedures in 2011, continuing the positive trends shown in the prior year. Overall operating expense levels are not expected to change significantly in 2011 from the prior year. The company expects to receive regulatory clearance in the US and Europe for the flexible catheter vascular robotic system and to offer the system for commercial sale in the second half of 2011. Finally, the current cash position, including anticipated cash flows from the company’s last milestone payment under its joint development agreement with Philips, is expected to be sufficient to fund the company’s operations through the launch of the next generation flexible catheter vascular robotic technology in 2012.

“We are very encouraged about our EP procedural growth as it testifies to the continued market adoption, safety and clinical relevance of our Sensei system and the value that it delivers to patients, physicians, hospitals and payors,” said Barclay. “Our 2011 business plan is focused on achieving key strategic initiatives, and establishing a unique and differentiated value proposition for our vascular system that we believe represents a ten-fold increase in market opportunity from our currently addressable market and includes a new set of physician customers.”

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2010 fourth quarter and year end results today, February 23, 2011, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-2322 or 480-629-9715. An audio replay will be available approximately one hour after the completion of the conference call through March 2, 2011, by calling 877-870-5176 or 858-384-5517, and entering access code 4409948.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® system and its Sensei X Robotic Catheter System were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established during EP procedures, such as guiding catheters in the treatment of AF. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF and the Lynx ® robotic catheter is cleared for the treatment of AF. The flexible catheter vascular robotic system requires regulatory filings and approval and is not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expectations for commercializing our vascular robotic system and the FOSSL technology, expectations regarding procedure and shipment trends, expectations around operating expense levels and the sufficiency of cash to support the launch of a second generation flexible catheter robotic system. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, that the development of new products and applications of technology are subject to design, engineering and manufacturing challenges that could delay clinical studies, regulatory filings and commercialization, potential safety and regulatory issues that could delay, suspend or terminate clinical studies, regulatory approvals or sales, uncertain timelines, costs and results of clinical trials and development new products, our ability to plan and manage cost-reduction or operational efficiency initiatives, the scope and validity of intellectual property rights applicable to products being developed, and our ability to remediate material weaknesses in internal controls over financial reporting. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, Sensei, and Lynx are registered trademarks, and Artisan is a trademark of Hansen Medical, Inc. in the United States and other countries.

EnSite Velocity is a trademark of St. Jude Medical.

Investor Contacts:
Peter Osborne	Matt Clawson
Interim CFO	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

TABLES FOLLOW

HANSEN MEDICAL

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenues	$3,474	$7,234	$16,634	$22,203
Cost of revenues	3,533	4,834	14,736	16,147

Gross profit	(59)	2,400	1,898	6,056

Operating expenses:
Research and development	3,154	4,347	18,170	19,828
Selling, general and administrative	7,585	9,356	28,736	37,524
Gain on settlement of litigation	—	—	(10,003)	—

Total operating expenses	10,739	13,703	36,903	57,352

Loss from operations	(10,798)	(11,303)	(35,005)	(51,296)
Other income (expense), net	(194)	(399)	(2,890)	(1,153)

Net loss	$(10,992)	$(11,702)	$(37,895)	$(52,449)

Basic and diluted net loss per share	$(0.20)	$(0.31)	$(0.78)	$(1.55)

Shares used to compute basic and diluted net loss per share	53,832	37,461	48,881	33,892

HANSEN MEDICAL

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investments	$28,033	$28,279
Accounts receivable	4,207	6,888
Inventories, net	6,232	7,406
Deferred cost of revenues	3,277	2,535
Prepaids and other current assets	1,796	1,929
Property and equipment, net	10,145	13,460
Note receivable	3,818	—
Other assets	436	244

Total assets	$57,944	$60,741

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,157	$2,068
Deferred revenues	11,637	9,463
Debt	6,238	9,803
Other liabilities	6,140	5,654

Total liabilities	27,175	26,988

Stockholders’ equity	30,772	33,753

Total Liabilities and Stockholders’ Equity	$57,944	$60,741

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